Exhibit 99.1

   Educational Development Corporation Announces Record Annual Earnings and
                            Increases Dividend 20%

    TULSA, Okla., April 8 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today record earnings for its fiscal year ended February 29, 2004. The Company announced net revenues of $30,362,415, an increase of 16% over $26,257,674 for the comparable period last year. The Company reported net earnings of $2,373,450, an increase of 16% over net earnings of $2,038,085 the previous year. Basic earnings per share increased 13% to $0.60 a share versus $0.53 for the same period a year ago.
    The Home Business Division reported an increase in net revenues of 23% for the fiscal year ended February 29, 2004 when compared with the previous year. Earnings before income taxes in the Home Business Division increased 24% over the previous year. Recruiting of new sales consultants during fiscal year 2004 increased 22% over the previous year.
    The Publishing Division posted a slight decline in both net revenues and earnings before income taxes for the fiscal year ended February 29, 2004. The retail book market nationwide continues to be in a sales slump.
    The Company's March 2004 revenues were $3,077,600, an increase of 39% over March last year and the highest March revenues in the Company's history. The Home Business Division recorded a 50% increase in net revenues and the Publishing Division's net revenues increased 9%. Recruiting of new sales associates in the Home Business Division was up 109% for the month of March 2004 versus March last year.
    The Company announces that it will pay a $0.12 per share annual dividend on June 10, 2004 to shareholders of record May 26, 2004. This represents a 20% increase over last year's dividend.
    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.


                                          February 29, 2004  February 28, 2003
    Revenues
      Gross Sales                            $40,070,070        $36,036,786
      Less discounts & allowances            (11,318,228)       (11,156,675)
      Transportation Revenue                   1,610,573          1,377,563
        Net Revenues                         $30,362,415        $26,257,674

    Pretax earnings                           $3,832,450         $3,264,785
    Income taxes                               1,459,000          1,226,700

    Net earnings                              $2,373,450         $2,038,085

    Basic earnings per share                        $.60               $.53
    Diluted earnings per share                      $.55               $.49

    Weighted Average Number of
     Common and Common Equivalent
     Shares Outstanding:
      Basic                                    3,948,193          3,835,411
      Diluted                                  4,293,802          4,158,781

SOURCE  Educational Development Corporation
    -0-                             04/08/2004
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /
    (EDUC)

CO:  Educational Development Corporation
ST:  Oklahoma
IN:  REA BKS ECM
SU:  ERN DIV